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                              ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of the 1st day of March, 1999, by and among Radio Vision, Inc. ("Seller"), George E. Tobin ("Shareholder") and Heftel Broadcasting Corporation ("Purchaser").

                                W I T N E S S E T H:

     WHEREAS, Seller is the licensee of Radio Station KISF-FM (the "Station"), licensed to Las Vegas, Nevada and authorized by the Federal Communications Commission (the "Commission" or "FCC"), and the Seller owns the assets which are used in the operation of the Station; and

     WHEREAS,  Shareholder is the controlling shareholder of the Seller; and

     WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, certain of the radio station properties and assets relating to the Station as described herein under the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS.

     1.1 PURCHASE AND SALE OF STATION ASSETS. Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Seller shall, or if necessary shall cause its affiliated companies to, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, all right, title and interest in and to the following assets relating to the Station (the "Station Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others (other than liens and charges for which a proration adjustment is made pursuant to Section 15.2 hereof):

     (a) All licenses, construction permits or authorizations issued by or pending before the FCC or any other governmental authority for use in the operation of the Station that are set forth on Schedule I attached hereto, together with any and all renewals, extensions and modifications thereof (the "Governmental Licenses");

     (b) All real and personal property, tangible or intangible, owned by Seller which is used or useful in the operation of the Station, including, but not limited to, broadcast towers and antennas, transmitters, the transmitter and studio equipment listed on Schedule II hereto, tapes and record libraries, together with replacements thereof and additions thereto made between the date hereof and the Closing;

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     (c)    Programming materials, market data, research and similar items relating to the Station's intellectual property (to the extent that Seller has any transferable interest therein);

     (d)    The KISF call letters;

     (e) All deposits made by the Seller to third parties in connection with the transmitter site and the Assumed Contracts (defined below), for which proration shall be made in accordance with Section 15.2; and

     (f) Copies of the Station's FCC logs, all materials maintained in the Station's FCC public file, technical data and records relating to the Station Assets.

The foregoing notwithstanding, in no event shall the Station Assets be deemed to include (i) the cash and cash equivalents of the Seller, (ii) any accounts receivable, notes receivable or other receivables of the Seller (including tax refunds), (iii) the Station's "Supervan" or other vehicles, (iv) the Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller, (v) securities of any kind owned by Seller, (vi) insurance contracts or proceeds thereof or (vii) claims arising out of acts occurring before the Closing Date.

     1.2    ASSUMED CONTRACTS.   At the Closing, the Purchaser shall assume
the specified contractual obligations of the Station listed on Schedule III hereto (the "Assumed Contracts"), and the Purchaser agrees to pay and perform the Assumed Contracts after the Closing Date. Except as specifically set forth on such Schedule III, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Station or Seller, including without limitation, employee obligations, taxes, accounts payable and barter obligations of the Station.

2.   CONSIDERATION; CLOSING.

     2.1    PURCHASE PRICE; RESERVE.

     (a) The consideration to be received by the Seller in exchange for the Station Assets shall be $20,290,000 in cash. The Purchaser and Seller agree to allocate the foregoing purchase price for federal income tax purposes among the Station Assets in a manner not inconsistent with Section 1060 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations issued thereunder. The Purchaser shall bear the costs of obtaining appraisals, if any such appraisals are required to be obtained by the Purchaser, of the Station Assets. Such appraisals shall be made by Bond & Pecaro, or such other qualified appraisers selected by the Purchaser.

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     (b)    At the Closing, the Seller shall set aside and pay to Purchaser a portion of the purchase price in the amount of $50,000, which the Purchaser shall use in its sole discretion as a reserve (the "Reserve") in order to satisfy certain obligations in connection with the Assumed Contracts.

     2.2    TIME OF CLOSING.

     (a) A closing (the "Closing") for the sale and purchase of the Station Assets shall be held at the offices of the Station in Las Vegas, Nevada (or such other place as may be agreed upon by the parties in writing) on the date which is the later of (i) the 5th day after the FCC Order (as defined hereinafter) or (ii) the satisfaction of all of the conditions precedent to the obligations of Purchaser and Seller hereunder, or on such other date as may be agreed upon by the parties in writing (the "Closing Date"). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

     (b) In order to consummate the transfer of the Station Assets, Seller and Purchaser agree to use their best efforts to file, within five days after the date hereof, an assignment of license application (the "Application") requesting FCC consent to the assignment from the Seller to Purchaser of all Governmental Licenses relating to the operation of the Station. The parties agree that the Application will be prosecuted with best reasonable efforts, in good faith and with due diligence. The parties agree to use their reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing within five business days after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as rapidly as practical. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the Application (it being understood that the parties will bear equally the FCC filing fee). As used herein, the term "FCC Order" shall mean that the FCC staff has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the Governmental Licenses; and the term "Final Order" shall mean that the FCC Order shall have become final, that the time period for filing any protests, requests for stay, reconsideration by the FCC, petitions for rehearing or appeal of such order shall have expired, and that no protest, request for stay, reconsideration by the FCC, petition for rehearing or appeal of such order shall be pending.

     (c) To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the parties further agree to use their best efforts to make any necessary filings under the HSR Act. The fees associated with any filings made pursuant to the HSR Act shall be paid by the Purchaser.

     2.3 CLOSING PROCEDURE. At the Closing, the Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar

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documents as Purchaser shall reasonably request.  Against such delivery,
Purchaser shall (i) issue and deliver to Seller the purchase price in accordance with Section 2.1 above and (ii) execute and deliver the assumption agreements with respect to the Assumed Contracts as are contemplated by
Section 1.2 hereof. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDER.

     Each of the Shareholder and the Seller, jointly and severally, hereby represents and warrants to the Purchaser, as follows:

     3.1 ORGANIZATION; GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

     3.2 DUE AUTHORIZATION. Subject to the FCC Order and the Final Order, the Seller has full power and authority, and the Shareholder has the capacity, to enter into and perform this Agreement and to carry out the transactions contemplated hereby. The Seller has taken all necessary corporate action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Seller and Shareholder, enforceable against each of them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

     3.3 EXECUTION AND DELIVERY. Neither the execution and delivery by the Seller and Shareholder of this Agreement nor the consummation by them of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or bylaws of Seller (ii) subject to the FCC Order and Final Order, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of the Seller or Purchaser's ownership of the Station Assets; or
(iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Station Assets pursuant to, any material agreement, indenture, mortgage or other

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instrument to which the Seller is a party or by which it or its assets may be bound or affected.

     3.4 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC or under the HSR Act.

     3.5 TITLE TO PERSONAL PROPERTY ASSETS. Except for leased property, the Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Station Assets constituting personal property, free and clear of liens, claims and encumbrances except (i) liens for taxes not yet payable and (ii) the Assumed Contracts.

     3.6    TRANSMITTER SITE.

     (a) Seller has a valid, binding and enforceable leasehold interest, which is (except as disclosed in the Transmitter Site Lease relating thereto) free and clear of liens, claims, encumbrances, subleases or other restrictions, in and to the transmitter site from which the Station's signal is broadcast, and the buildings, structures and improvements situated thereon (the "Transmitter Site"). A true, complete and correct copy of the lease evidencing such interest (the "Transmitter Site Lease") has been furnished to Purchaser. Neither Seller nor, to Seller's knowledge, any other party is in default under the Transmitter Site Lease and no notice of termination or default has been given.

     (b) Except as set forth in Schedule V, Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Transmitter Site. To the knowledge of Seller and Shareholder, except as set forth on Schedule V, no fact or condition exists which would result in the termination or impairment of access of the Station to the Transmitter Site or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

     (c) To Seller's and Shareholder's knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Transmitter Site which is, in any case, in material violation by Seller of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or

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safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

     3.7    GOVERNMENTAL LICENSES AND REPORTS.

     (a) Schedule I lists and accurately describes all material Governmental Licenses. The Seller has furnished to Purchaser true and accurate copies of all such Governmental Licenses. Each Governmental License is in full force and effect and is valid under applicable federal, state and local laws; and, to the knowledge of Seller and Shareholder, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any Governmental License or the imposition of any restriction of such a nature as might adversely affect the ownership or operation of the Station as now conducted, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally.

     (b) The Seller has duly filed all material reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a material adverse effect upon the operations of the Station. All reports required to be filed by the Seller with the FCC with respect to the Station have been filed, except where the failure to so file would not have a material adverse effect upon the Station.

     3.8 TAXES. All tax reports and returns required to be filed by or relating to the Station Assets or operations of the Station (including sales, use, property and employment taxes) have been filed with the appropriate federal, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material); (ii) Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to the Seller's federal, state or local tax returns; (iii) all additional taxes, if any, assessed as a result of such examinations or audits have been paid; and (iv) to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Station Assets.

     3.9 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's and Shareholder's knowledge, threatened against or affecting the Station which, if adversely determined, might materially and

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adversely affect the business, operations, properties, assets or conditions
(financial or otherwise) of the Station or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

     3.10 THIRD PARTY CONSENTS. By the Closing Date, the Seller will have used all reasonable efforts to obtain all consents from any person or entity which are required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, which consents are described on Schedule IV.

     3.11 SHAREHOLDER'S NET ASSETS. The value of the Shareholder's assets (using the net book value of all business assets, such as the Station, and the most recent market value of personal investments, but excluding the value of personal assets such as home and automobile) as of the most recent date available does not exceed $10 million.

     3.12 FINDERS AND BROKERS. No person has as a result of any agreement entered into by the Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to the Seller and Shareholder as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

     4.2 DUE AUTHORIZATION. Subject to the FCC Order and Final Order, Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

     4.3 EXECUTION AND DELIVERY. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of

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Purchaser; (ii) subject to the  FCC Order and Final Order, violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

     4.4 CONSENTS. No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby, other than the consent of the FCC or under the HSR Act. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Purchaser. Purchaser warrants that it is legally qualified to become a licensee of the Station and is aware of no impediment to the approval by the FCC of the assignment of the Governmental Licenses to Purchaser.

     4.5 FINDERS AND BROKERS. No person has as a result of any agreement entered into by the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

     4.6 PURCHASER'S QUALIFICATION. The Purchaser is in all material respects qualified legally, financially and otherwise to be the licensee of the Station, and has or shall have sufficient resources to pay in full all amounts due to the Seller under this Agreement when such amounts are due.

5.   CERTAIN COVENANTS AND AGREEMENTS.

     5.1 REASONABLE EFFORTS. Each of the Seller and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Except as otherwise provided herein, each of the Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other. If the FCC determines that the transactions contemplated hereby or a portion thereof are inconsistent or violative of FCC rules or regulations, the parties agree that

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they will negotiate in good faith to amend, modify or restructure the transactions contemplated hereby so as to be consistent with FCC rules and regulations.

     5.2 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by the Seller and Purchaser.

     5.3 ORDINARY COURSE OF BUSINESS. During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, the Seller shall cause the Station to (i) conduct its operations in the ordinary course of business consistent with past and current practices (it being understood that a material decline in advertising revenues or a significant departure of Station employees will not be deemed to be a deviation from conduct in the ordinary course of business) and (ii) not knowingly take any action which would cause any representation contained in
Article 3 to be untrue as of the Closing Date.

6.   CONDITIONS TO PURCHASER'S CLOSING.

     All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

     6.1    REPRESENTATIONS, ETC.   The Seller shall have performed in all
material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     6.2 CONSENTS. All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect, and the FCC Order shall, at the Closing, be in full force and effect.

     6.3 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Station Assets.

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     6.4    TRANSMITTER SITE.  The lessor of the Transmitter Site shall have consented to the assignment of the Transmitter Site Lease to Purchaser.

     6.5 STUDIO LEASE. The lessor of the Seller's studio lease shall have provided to the Purchaser a consent to remove from the premises the studio assets included in the Purchased Assets.

     6.6 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

7.   CONDITIONS TO SELLER'S CLOSING.

     All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

     7.1    REPRESENTATIONS, ETC.   Purchaser shall have performed in all
material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     7.2 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Station Assets.

     7.3 CLOSING DELIVERIES. The Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2.

     7.4 CONSENTS. All consents and approvals from the FCC and governmental agencies required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Seller and shall be in full force and effect, and the FCC Order shall, at the Closing, be in full force and effect.

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8.   DOCUMENTS TO BE DELIVERED AT CLOSING.

     8.1    TO PURCHASER.  At the Closing, there shall be delivered to
Purchaser:

     (a) The warranty deeds, bills of sale, agreements of assignment and similar instruments of transfer to the Station Assets contemplated by Section
2.3 hereof.

     (b) A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3 hereof.

     (c) An Unwind Agreement in the form of Exhibit A hereto (the "Unwind Agreement").

     8.2    TO SELLER.  At the Closing, there shall be delivered to the
Seller:

     (a) The purchase price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as the Seller may direct.

     (b) A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

     (c) An assumption agreement pursuant to which Purchaser shall assume the Assumed Contracts.

     (d)    The Unwind Agreement.

9.   SURVIVAL.

     All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing; provided, however, that notice of any claim against the Purchaser or Seller, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within one year from the Closing Date; and provided, further, that notice of any claim made against the Shareholder, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within six months from the Closing Date. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement.

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

10.  INDEMNIFICATION OF PURCHASER.

     Subject to the limitations set forth in Sections 9 and 12, the Seller and Shareholder, jointly and severally, shall indemnify and hold Purchaser harmless from, against, for and in respect of:

     (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Seller or Shareholder contained in this Agreement;

     (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station at all times prior to the Closing Date (other than the contractual liabilities specifically assumed as set forth in Section 1.2 hereto); and

     (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.  INDEMNIFICATION OF SELLER AND SHAREHOLDER.

     Subject to the limitations set forth in Sections 9 and 12, Purchaser shall indemnify and hold the Seller and Shareholder harmless from, against, for and in respect of:

     (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller or Shareholder because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement;

     (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller or Shareholder contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

     (c)    any of the Assumed Contracts specifically assumed as set forth in
Section 1.2; and

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

     (d) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller or Shareholder in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.  GENERAL RULES REGARDING INDEMNIFICATION.

     The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

     (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

     (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) counsel to such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Sections 10 and 11 hereof, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In the latter such case only that portion of such fees and expenses of the indemnified party's separate counsel reasonably related to matters covered by the indemnity agreements contained in Section 10 or 11 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

     (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

     (e) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

     (f) The indemnified party shall not make any claim unless and until it has incurred indemnified losses, damages and expenses in the cumulative aggregate amount of $25,000, and then only in respect of the excess over such $25,000 minimum.

     (g) Except as herein expressly provided, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

13. TERMINATION. This Agreement may be terminated by the mutual consent of Purchaser and Seller, or by either Purchaser or Seller, if the terminating party is not then in material breach of its obligations hereunder, upon written notice to the other upon the occurrence of any of the following:

     (a) By the terminating party, if the other party is in material breach of its obligations hereunder, and such breach has not been cured by the other party within 30 days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within 30 days and the breaching party is diligently attempting to cure such breach);

     (b) If the FCC designates the FCC Application contemplated by Section 2.2(b) hereof for hearing at any time; or

     (c)    If the Closing has not occurred on or before August 31, 1999.

In the event that this Agreement is terminated as a result of either party's material breach of this Agreement, the non-breaching party will incur substantial damages that are difficult to quantify. In such event, the sum of $2,000,000 (the "Break-up Fee") is deemed by the parties to be an amount which is a fair and reasonable estimate of the damage the non-breaching party may incur. Accordingly, in the event of such termination, the breaching party will pay the Break-up Fee to the non-breaching party within 10 days of such termination; provided, however, that the Shareholder shall not have any personal liability for such payment (it being understood that the Company will be solely liable in the event that the Company and/or the Shareholder are the breaching party).

14. RISK OF LOSS. The Seller shall bear the risk of all damage to, loss of or destruction of any of the Station Assets between the date of this Agreement and the Closing Date. If any material portion of the Station Assets shall suffer any material damage or destruction prior to the Closing Date, the Seller shall promptly notify the Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at its sole expense, and shall advise the Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. The Purchaser or Seller may extend the Closing Date for a period not exceeding 45 days to accomplish such restoration, repair or replacement, but is not required to do so. If such restoration, repair or replacement is not accomplished prior to the Closing Date, as the same may be extended as provided herein, the Purchaser may, at its option:

     (a)    terminate this Agreement upon written notice to Seller; or

     (b) receive all insurance proceeds paid or payable to Seller close this Agreement and thereafter complete such restoration, repair or replacement at its sole expense; provided, however, Seller shall have no further liabilities with respect to such damage or destruction after payment to Purchaser of such insurance proceeds.

15.  MISCELLANEOUS PROVISIONS.

     15.1   EXPENSES.   Except as otherwise expressly provided herein, each
party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this

Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

     15.2 PRORATIONS. All items of income and expense arising from the operation of the Station with respect to the Station Assets and the Assumed Contracts on or before the close of business on the Closing Date shall be for the account of the Seller and thereafter shall be for the account of the Purchaser. Proration of the items described below between the Seller and the Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of the Seller transferred to and assumed by the Purchaser hereunder.

     (a) Liability for state and local taxes assessed on the Station Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fee for the Station payable with respect to the year in which the Closing Date falls shall each be prorated as between the Seller and the Purchaser on the basis of the number of days of the tax year elapsed to and including such date.

     (b) Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts to be assumed by the Purchaser shall be prorated between the Seller and the Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed 90 days) thereafter. The Seller and the Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 15.2.

     15.3 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto (it being understood that email does not constitute a signed writing).

     15.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to the Purchaser:

     3102 Oak Lawn, Suite 215
     Dallas, Texas 75219
     Attn:  McHenry T. Tichenor, Jr., President
     Fax: (214) 525-7750

If to the Seller or Shareholder:

     1455 East Tropicana Avenue, Suite 720
     Las Vegas, Nevada 89119
     Attn: George E. Tobin, President
     Fax:


     15.5 ASSIGNMENT. This Agreement may not be assigned by either party without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Purchaser may assign its rights to one or more subsidiaries so long as Heftel Broadcasting Corporation remains liable for the payment of the Break-up Fee and the purchase price hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

     15.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.7 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     15.8 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

     15.9 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

     15.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Venue with respect to any dispute or controversy shall be proper only in Las Vegas, Nevada.

     15.11 CERTAIN DEFINITIONS. As used in this Agreement, "affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

     15.12 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

     15.13 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

                        [signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       RADIO VISION, INC.


                                       By:  /s/ George E. Tobin
                                          ------------------------------------
                                            George E. Tobin
                                            President


                                       /s/ George E. Tobin
                                       ---------------------------------------
                                       George E. Tobin, individually


                                       HEFTEL BROADCASTING CORPORATION


                                       By:  /s/ McHenry T. Tichenor, Jr.
                                          ------------------------------------
                                            McHenry T. Tichenor, Jr.
                                            President

                                                                 Schedule I



                               Governmental Licenses

     1.     Main Station License BRH970602E7
     2.     Auxiliary remote pick-up KP5727
     3.     Auxiliary STL  WLI603
     4.     KISF-FM call letters

                                                            Schedule II


                             Detailed Equipment Listing

KISF (FM) Transmitter Site
Black Mountain
Henderson, Nevada

1.   Broadcast Electronics FM-30 (model A early driver) #125a shipped 12-88
2.   Broadcast Electronics FX-30 FM exciter
3.   2 Marti Electronics R-10 Studio Receivers
4.   Moseley MRC-1600 remote control unit
5.   2 Wacom bandpass cavities

6.   Marti MTS-1 splitter
7.   Coaxial cable to STL dish on roof
8.   STL dish on roof
9.   Custom bracket for STL dish
10.  Moseley Associates TSK-2 temperature sensor

11.  RE: America Radio Broadcast Data Service Encoder
12.  Orban Associates Optimod 8100-A-XT2 audio processor
13.  Modulation Sciences CP803
14.  Extra Andrews connector for 3 1/8 inch line
15.  Empty boxes for tubes

16.  Trak systems 8821 gps clock
17.  IBM rackmount PC
18.  Skydata 8465 multirate receiver
19.  Best Uninteruptible power supply
20.  Small rack (has Seiko subcarrier equipment and related items)

Note: Items 16 through 20, included for informational purposes only, are used to generate the FM subcarrier and are probably not owned by station or seller

21.  Extra used tube 4CX300
22.  RG-8 type Line out to GPS receiver antenna
23.  Shiveley Labs 10 bay antenna (half wave spaced)
24.  2 nitrogen tanks
25.  Nitrogen regulator

Note: Items 21 through 25, included for informational purposes only, are probably not owned by station or seller


26. 360 feet four inch flexible feedline and 40 feet four inch rigid line to antenna
27.  hangers and hardware for attaching line to tower and cable ladders
28.  Chain to hold tanks upright
29.  Wall mounted electrical disconnect panel
30.  Extra power line fuses

31.  Station owned electrical meter
32.  Eagle Hill power line protection


KISF(FM) Studios
East Tropicana
Las Vegas, NV

Control Studio
1.   Pacific Research and Engineering Airwave console
2.   Arrakis Systems cabinets
3.   360 systems instant Replay recorder/playbak device
4.   3 mike (Announcer microphone and two guest mikes)
5.   mike stands
6.   PC for recording, editing, and playing back phone calls
7.   PC for playing commercials & music
8.   cassette deck
9.   CD players

Commercial Production Studio
11.  Pacific Research and Engineering Airwave console
12.  Arrakis Systems cabinets
13.  360 systems Instant Replay recorder/playback device
14.  3 mike (Announcer microphone and two guest mikes)
15.  mike stands
16.  Arrakis furniture

Creative Production Studio
16.  small console
17.  PC with soundcard and SAW+ software
18.  Arrakis furniture

Central Wiring
21.  Sage Alerting Emergency Alert Unit
22.  2 Marti Electronics STL-10 studio/transmitter link units
23.  Marti Electronics HRC-1 combiner for sti transmitters
24.  Flexible, coaxial line to dish on roof
25.  STL dish
26.  Orban Associates Optimod 810-ST studio chassis


Equipment associated with Vehicles

1.   Transmission equipment located in Station van
     a.     Marti Electronics RPT- transmitter for remotes
     b.     Cable for antenna
     c.     Yagi type antenna
     d.     Stand-up mast and custom base
     e.     Miscellaneous microphones, amplifiers, speakers and stands

                                                                 Schedule III


                                 Assumed Contracts

     1. Lease Agreement dated September 7, 1988, as amended by Extension and Modification of Lease Agreement, by and between the Seller and TeleCom Towers, LLC.

     2.     Agreements dated November 14, 1995 and October 29, 1998 between the
            Seller and The Arbitron Company for reports for use by Station (in each case expiring September 30, 2000).

     3. Agreement dated June 3, 1996, by and between the Seller and Marketron, Inc. (expiring September 1, 1999, subject to automatic extension)

     4. Subcarrier agreement with Seiko Digital Paging (month to month until December 31, 1999)

                                                                 Schedule IV


                                Third Party Consents

     1. Telecom Towers, LLC, as lessor under the Station's transmitter site lease.

                                                                      Schedule V


     During the last license period, questions had been raised by the FCC concerning electromagnetic fields and radio frequency radiation (RFR) at the transmitter and the site's compliance with the ANSI standards ("Safety Levels with respect to Human Exposure to Radio Frequency Electromagnetic Fields, 3 kHz to 300GHz"). As a result, there was a joint study and a joint effort by the affected licensees at the transmitter site to resolve the issue to the FCC's satisfaction.

     It is Seller's belief that the matter was resolved to the FCC's satisfaction by the relocation of one transmitter to a different site and the placing of warning signs concerning certain restricted areas.

                                                                     EXHIBIT A

                               UNWIND AGREEMENT

    The Unwind Agreement ("Agreement") is entered as of [closing date], by and among Radio Vision, Inc., a Nevada corporation ("Seller"), HBC Las Vegas, Inc., a Delaware corporation ("Asset Buyer") and HBC License Corp., a
Delaware corporation ("License Buyer"), which hereby agree as follows:

    1.  RECITALS.

    (a) Heftel Broadcasting Corporation ("Heftel") and Seller entered into an Asset Purchase Agreement ("Purchase Agreement") dated as of March 1, 1999, providing for the sale and assignment to Asset Buyer, subject to approval by the Federal Communications Commission (the "Commission"), of assets (the "Station Assets") relating to Seller's radio station KISF-FM (the "Station"), including the licenses issued by the Commission (the "Licenses")for the operation of the Station. Heftel has assigned its rights under the Purchase Agreement (i) to purchase the Licenses to License Buyer and (ii) to purchase the remaining Station Assets to Asset Buyer. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

    (b) The Commission has issued an order consenting (the "FCC Order") to the assignment of the Licenses to License Buyer, but the FCC Order has not yet become final and is still subject to Commission reconsideration and judicial review; and

    (c) Seller, Asset Buyer and License Buyer believe to to be desirable and in the public interest that the transactions provided for in the Purchase Agreement be consummated promptly; provided, however, that subject to Commission approval, Seller, Asset Buyer and License Buyer desire to make provision for the retransfer to Seller (or its assignees or designees) of the Licenses and other Station Assets.

    (d) In order to protect the interests of Seller, Asset Buyer and License Buyer in the event a retransfer is necessary, the parties to this Agreement have agreed upon the terms under which each shall act until the FCC Order becomes a Final Order or in the event that a retransfer of the Licenses or the other Station Assets is necessary.

    2. CLOSING OF PURCHASE AGREEMENT. Seller, Asset Buyer and License Buyer agree that:

    (a) The Closing under the Purchase Agreement shall occur and be effective as of the date hereof ("Closing Date"), and the purchase by Asset Buyer and License Buyer of the Station Assets (the "Purchase") for the
Station shall be subject to revocation or rescission (a "Rescission Event") if the FCC Order is set aside and there is a final and unappealable order of the Commission returning, or requiring the reassignment of, the Licenses to Seller or otherwise materially and adversely affecting Asset Buyer's and License Buyer's right to broadcast on the Station, or own the Licenses.

    (b) To the extent any of the actions contained herein are inconsistent with any statute, law or any Commission rule or regulation, the parties agree to conform this Agreement to the Commission's requirements.

    3.   FCC DENIAL AND RESCISSION OF TRANSACTION.

    (a) If a Rescission Event occurs, it is the intent of Seller, Asset Buyer and License Buyer that the sale of the Station Assets consummated at Closing pursuant to the Purchase Agreement shall be rescinded in a manner that shall, as nearly as practicable in the circumstances, restore to the respective parties the respective rights, titles and interests enjoyed by each of them immediately prior to Closing in and to the cash, properties, rights and interests which were transferred at Closing. Accordingly, upon the occurrence of Rescission Event, the Seller, Asset Buyer and License Buyer agree promptly and in good faith to extend such cooperation, execute such instruments, and generally take such action as may be needed to formulate and implement a rescission of the transaction and reassignment of rights and obligations which effectively carries out the intent of Seller, Asset Buyer and License Buyer as hereinabove expressed, including without limitation, submitting to the Commission the requisite applications for consent to the assignment of the Station Assets from Asset Buyer and License Buyer to Seller (the "Unwind Application") within seven business days after the event or deadline requiring the unwinding of the transactions contemplated by the Purchase Agreement. The unwind closing shall occur within 15 days after the Commission public notice is issued that the Commission (whether by delegated authority or at the Commission level) has given its initial consent to the Unwind Application.

    (b) In the event a rescission is necessary, it is agreed that Asset Buyer and License Buyer shall retain for their own account any profit (and shall be fully responsible for any loss) relating to the operations of the Station during the period from the Closing Date to 12:01 AM on the effective date of rescission. It is further agreed that Asset Buyer and License Buyer shall be responsible for all accounts payable, expenses and other obligations through 12:01 AM on the effective date of rescission attributable to the operation of the Station during the period from the Closing Date to 12:01 AM on the effective date of rescission.

    4. REPAYMENT OF PURCHASE PRICE. In connection with any rescission of the Purchase after a Rescission Event, Seller agrees to pay to Asset Buyer and License Buyer at the unwind closing the purchase price delivered to Seller for the Station (the "Reimbursement"). Asset Buyer and License Buyer agree that upon receipt of the

Reimbursement to return the Station Assets to the Seller in substantially the same condition as such Station Assets exist on the date hereof, ordinary wear and tear excepted.

     5. INDEMNIFICATION. Seller agrees to indemnify, defend and hold harmless Asset Buyer and License Buyer and its officers, directors, successors, assigns and representatives from and against any and all demands, losses, damages (excluding any and all special, consequential or incidental damages), fines, penalties, causes of action, claims, liabilities, obligations, judgments, costs or expenses (including, without limitation, attorneys' fees and court costs) (hereinafter all of the foregoing being referred to collectively or individually as "Claim"), claimed against, incurred, suffered or sustained by it, him or them, or any of them, arising out of, caused by, incident to or in any manner connected with the rescission of the Purchase, unless such Claim is caused in whole or in part by the gross negligence or willful misconduct of Asset Buyer and License Buyer. Asset Buyer and License Buyer agree to indemnify the Seller for any Claim arising out of a breach by Asset Buyer and License Buyer of this Agreement and for any Claim arising out of the operations of the Station Assets by Asset Buyer and License Buyer after the Closing Date through the date of the unwind closing, unless such Claim is caused in whole or in part by the gross negligence or willful misconduct of Seller.

     6. COVENANTS OF ASSET BUYER AND LICENSE BUYER. From and after the date hereof and up to the date the FCC Order becomes a Final Order or such later date for retransfer of the Licenses and other Station Assets as contemplated in Section 3 and 4 hereof, and except as specifically agreed to in writing by Seller, Asset Buyer and License Buyer covenant and agree that, with respect to the Station and the Station Assets, License Buyer shall not, by any act or omission within its control, surrender, modify, forfeit or fail to maintain or renew under regular terms the Licenses, cause the Commission to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with respect to the Licenses.

     7. NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Unwind Agreement shall be in the manner set forth in the Purchase Agreement.

     8. EFFECT OF AGREEMENT. This Agreement shall be binding on, inure to the benefit of and be enforceable by Asset Buyer, License Buyer and Seller and their respective heirs, successors and assigns.

     9. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    10. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

    11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    12. ENTIRE AGREEMENT. Except as expressly set forth herein, the terms of the Asset Purchase Agreement shall not be amended or modified in any respect. Except for the Asset Purchase Agreement and the agreements referenced therein, this Agreement contains all the terms and conditions agreed upon by the parties hereto with respect to the transaction contemplated hereby, and shall not be amended or modified except by written instrument signed by all of the parties.

    13. ASSIGNMENT. Any assignment of the rights and duties under this Agreement by Asset Buyer and License Buyer, on the one hand, or Seller, on the other, may be made only with the prior written approval of the other party.

    14. ATTORNEYS' FEES. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

                         [signatures on following page]

    IN WITNESS WHEREOF, this Unwind Agreement is executed on the day and year first written above.


                                       RADIO VISION, INC.


                                       By:
                                          ---------------------------------


                                       HBC LAS VEGAS, INC.


                                       By:
                                          ---------------------------------


                                       HBC LICENSE CORP.


                                       By:
                                          ---------------------------------